ARTICLES OF INCORPORATION

OF

AAA PUBLIC ADJUSTING GROUP, INC.

The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under Chapter 607 of the Florida Statutes.

ARTICLE 1 NAME

The name of the Corporation is AAA PUBLIC ADJUSTING GROUP INC., (hereinafter, "Corporation")

ARTICLE 2 PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE 3 PRINCIPLE OFFICE

The address of the principle office of this Corporation is 6365 Taft Street 3rd floor, Hollywood, Florida 33024 and the mailing address is the same.

ARTICLE 4 INCORPORATOR

The name and street address of the incorporator of this Corporation is:

Elsie Sanchez

1840 Southwest 22 Street, 4th Floor

Miami, Florida 33145

ARTICLE 5 OFICERS

President: Frederick Antonelli

Treasurer: Kevin Monahan

Whose mailing addresses shall be the same as the principal office of the Corporation.

ARTICLE 6 DIRECTOR(S)

The Directors of the Corporation shall be:

Frederick Antonelli

Karl Bach

Kevin Monahan

Whose mailing address shall be the same as the principal office of the Corporation.

ARTICLE 7 CORPORATE CAPITALIZATION
    The maximum number of common shares that this Corporation is authorized to have outstanding at any time is seventy million (70,000,000) shares classified as follows:
      Fifty Million (50,000,000) shares of stock at the par value of ($.0001) each
      Twenty Million (20,000,000) shares of preferred stock at the par value of ($.0001) each; and
    All holders of shares of common stock shall be identical with each other in every respect and shall be entitled to have unlimited voting rights on all shares and shall be entitled to one vote for each share on all matters on which shareholders have the right to vote, and,
      All holders of shares of common stock, upon dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation after distribution has been completed to any preferred shareholder.
    The preferred shares shall carry no right to vote for the election of the Directors of the Corporation and no right to vote on any matters presented to the shareholders for their vote or approval, except only as the laws of the State of Florida require that voting to be granted to such preferred shares, and,
      The holders of the preferred shares shall be entitled to a preference of dividends as declared by the Directors of the Corporation, payable either quarterly, semi-annually as may be determined by the Directors of the Corporation. No dividends shall be paid to, or set apart for payment to, common shareholders unless preferred shares shall first have been paid, or declared and set apart for payment of dividends as may have been declared by the Directors of the Corporation, and,
      Upon Dissolution, whether voluntary or involuntary, the holders of preferred shares shall first be entitled to receive, out of the net assets of the Corporation, the par value of their shares plus any unpaid accumulated dividends, without interest. All of the assets, if any, thereafter remaining shall be distributed among the holders of the common shares. The consolidation or merger of the Corporation or Corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be construed as a dissolution, liquidation or wining up of the Corporation within the meaning hereof.
    No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.
    The Board of Directors of the Corporation may authorize the issuance from time to time of share of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.
    The Board of Directors of the Corporation may, by restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

ARTICLE 8 SHAREHOLDERS RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders Restrictive Agreement containing numerous restrictions on the rights of the shareholders of the Corporation and the transferability of the shares of stock of the Corporation. A copy of the shareholders Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 9 POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 10 TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 11 REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

Article 12 REGISTERED OFFICE AND REGISTERED AGENT

The initial address of registered office of the Corporation is Spiegel & Utrera, P.A., located at 1840 Southwest 22 Street, 4th Floor, Miami, Florida 33145. The name and address of the registered agent of this Corporation is Spiegel & Utrera, P.A., 1840 Southwest 22 Street, 4th Floor, Miami, Florida 33145

ARTICLE 13 BYLAWS

The Board of Directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 14 EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

ARTICLE 15 AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.